Exhibit 99.4


                      Federal Deposit Insurance Corporation

                              Washington, DC 20429

                                  Form 10 - QSB

                    Quarterly Report Under Section 13 of the

                         Securities Exchange Act of 1934

                     For the Quarter Ended December 31, 1998

                        FDIC Insurance Certificate #30550

                   Home Savings Bank of Siler City, Inc., SSB

                  Incorporated under the laws of North Carolina

                             300 East Raleigh Street

                             Siler City, N.C. 27344

                            Telephone (919) 742-4186

                           IRS Employer ID 56-0769890

Indicated by check mark whether the bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports and (2) has been subject to such filing requirements for the past 90 days.

Yes __X___ No ______

Number of Shares outstanding of the bank's common stock, as of December 31, 1998, the latest practicable date - 922,686.

ITEM I - FINANCIAL STATEMENTS
HOME SAVINGS BANK OF SILER CITY, INC., SSB AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 (UNAUDITED) AND SEPTEMBER 30, 1998
--------------------------------------------------------------------------------

                                          ASSETS                               DECEMBER 31         SEPTEMBER 30
Cash and cash equivalents:
    Cash and due from banks                                                        $  766,555           $  558,002
    Interest-bearing deposits                                                         557,914              534,187
    Federal funds sold                                                             11,900,000           11,750,000
                                                                            ------------------  -------------------
             Total cash and cash equivalents                                       13,224,469           12,842,189

Investment securities available for sale                                            5,049,768            7,089,625
Mortgage backed securities available for sale                                       8,665,123            4,028,830
Investment securities held-to-maturity                                              1,560,000            3,560,000
Loans receivable, net                                                              29,025,528           30,284,208
Other assets                                                                        1,933,335            1,904,267
                                                                            ------------------  -------------------
                                                                                 $ 59,458,223         $ 59,709,119
                                                                            ==================  ===================

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Deposits                                                                     $ 48,740,204         $ 49,045,252
    Accrued interest payable                                                          261,981              237,151
    Other liabilities                                                                 525,719              500,212
    ESOP note payable                                                                  66,114              122,970
                                                                            ------------------  -------------------
             Total liabilities                                                     49,594,018           49,905,585
                                                                            ------------------  -------------------


Stockholders' equity:
    Common stock, $1 par value,                                                       922,686              922,686
    Additional paid-in capital                                                      8,191,945            8,176,384
    Retained income, substantially restricted                                         935,242              945,372
    Unearned ESOP shares                                                              (66,114)            (122,970)
    Deferred stock awards                                                            (194,546)            (213,635)
    Accumulated other comprehensive income                                             74,992               95,697
                                                                            ------------------  -------------------
             Total stockholders' equity                                             9,864,205            9,803,534
                                                                            ------------------  -------------------
                                                                                 $ 59,458,223         $ 59,709,119
                                                                            ==================  ===================

   The accompanying notes are an integral part of these financial statements.

ITEM I - FINANCIAL STATEMENTS
HOME SAVINGS BANK OF SILER CITY, INC., SSB AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
QUARTERS ENDED DECEMBER 31, 1998 AND 1997 (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                      1998              1997
Interest and dividend income:
    Interest on loans receivable                                                       $ 602,753         $ 619,492
    Interest on mortgage backed securities                                               100,701            78,191
    Interest and dividends on investment securities and bank deposits                    304,416           271,702
                                                                                 ----------------  ----------------
        Total interest and dividend income                                             1,007,870           969,385

Interest expense:
    Deposits                                                                             622,818           603,327
    ESOP loan                                                                              1,213             6,300
    Other                                                                                  1,381                 -
                                                                                 ----------------  ----------------
        Net interest income                                                              382,458           359,758
Provision for loan loss                                                                   10,000                 -
                                                                                 ----------------  ----------------
        Net interest income after provision for loan loss                                372,458           359,758
                                                                                 ----------------  ----------------
Other operating income:
    Loan fees and charges                                                                  3,090             7,594
    Deposit fees and charges                                                               7,236             8,035
    Other                                                                                  4,273            10,893
                                                                                 ----------------  ----------------
        Total other operating income                                                      14,599            26,522
                                                                                 ----------------  ----------------

Other operating expenses:
    Compensation and employee benefits                                                   208,402           164,069
    Conversion/acquisition expenses                                                       26,285            11,963
    Other                                                                                172,308            99,653
                                                                                 ----------------  ----------------
        Total other operating expenses                                                   406,995           275,685
                                                                                 ----------------  ----------------
Income (loss) before income taxes                                                        (19,938)          110,595

Income tax expense (benefit)                                                              (9,808)           44,241
                                                                                 ----------------  ----------------
Net income (loss)                                                                      $ (10,130)        $  66,354
                                                                                 ----------------  ----------------
Net income (loss) per common share                                                      $   (.01)         $    .07
                                                                                 ----------------  ----------------
Net income (loss) per common share assuming dilution                                    $   (.01)         $    .07
                                                                                 ----------------  ----------------

   The accompanying notes are an integral part of these financial statements.

ITEM I - FINANCIAL STATEMENTS
HOME SAVINGS BANK OF SILER CITY, INC., SSB AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
QUARTERS ENDED DECEMBER 31, 1998 AND 1997 (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                  1998              1997
Cash flows from operating activities:
    Net income (loss)                                                              $ (10,130)        $  66,354
    Adjustments to reconcile net income (loss)  to net
      cash provided by operating activities:
        MRP amortization                                                              19,089            22,028
        ESOP compensation                                                             72,417            49,395
        Provision for deferred taxes                                                 (36,872)           (7,928)
        Depreciation                                                                   5,553             5,553
        Net accretion and amortization of discount and premium
           on investment and mortgage-backed securities                                2,214            (3,075)
        Changes in operating assets and liabilities                                   86,897           (68,381)
                                                                             ----------------  ----------------
               Net cash provided by operating activities                             139,168            63,946
                                                                             ----------------  ----------------
Cash flows from investing activities:
    Maturities of investment securities available for sale                         1,990,088         1,000,000
    Maturities of investment securities held-to-maturity                           2,000,000         2,000,000
    Purchase of mortgage backed securities - available for sale                   (5,078,148)                -
    Principal payments received on mortgage backed securities -
      available for sale                                                             455,468           131,997
    Loan originations, net of principal repayments                                 1,258,680                 -
    Purchases of property, plant and equipment                                       (21,072)         (128,290)
                                                                             ----------------  ----------------
               Net cash provided by investing activities                             605,016         3,003,707
                                                                             ----------------  ----------------
Cash flows from financing activities:
    Net change in deposits                                                          (305,048)        1,576,131
    Principal payments on ESOP note                                                  (56,856)          (34,362)
                                                                             ----------------  ----------------
             Net cash provided (used) by financing activities                       (361,904)        1,541,769
                                                                             ----------------  ----------------
Net increase in cash and cash equivalents                                            382,280         4,609,422

Cash and cash equivalents, beginning of quarter                                   12,842,189         6,008,503
                                                                             ----------------  ----------------
Cash and cash equivalents, end of quarter                                       $ 13,224,469      $ 10,617,925
                                                                             ----------------  ----------------

   The accompanying notes are an integral part of these financial statements.

HOMES SAVINGS BANK OF SILER CITY INC., SSB AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
--------------------------------------------------------------------------------

1.       BASIS OF PRESENTATION

         The unaudited condensed consolidated financial statements include the accounts of the Home Savings Bank of Siler City, Inc., SSB and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations have been made. Operating results for interim periods are not necessarily indicative of results which may be expected for a full year. The information included in this Form F-4 should be read in conjunction with the September 30, 1998 annual consolidated financial statements and notes thereto.

2.       COMPREHENSIVE INCOME

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes requirements for the disclosure of comprehensive income in interim financial statements. Comprehensive income is defined as net income plus transactions and other occurrences which are the result of nonowner changes in equity. For the Bank, nonowner equity changes are comprised of unrealized gains or losses on debt securities that will be accumulated with net income in determining comprehensive income.

         This statement does not impact the historical financial results of the Bank's operations and is effective for years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Adoption of this standard as of October 1, 1998 did not have an impact on the Bank's results of operations.

         Other comprehensive income (loss) changes for the three month periods ended December 31, 1998 and 1997 were $20,705 and $64,271, respectively. Comprehensive income (loss) for the respective periods was $30,835 and $130,625.

3.       EARNINGS PER SHARE

         The following table provides a reconciliation of income (loss) available to common stockholders, and the average number of shares outstanding (less unearned ESOP shares) for the three months ended December 31, 1998 and 1997.

                                             1998              1997

Net income (loss) (numerator)                 $ (10,130)        $  66,354
                                        ----------------  ----------------

Shares for basic EPS (denominator)              907,806           898,283
Dilutive effect of stock options                      -            10,199
                                        ----------------  ----------------
Adjusted shares for diluted EPS                 907,806           908,482
                                        ----------------  ----------------

ITEM II - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


         The purpose of this discussion and analysis is to aid in the understanding and evaluation of the financial condition and changes in results of operations of Home Savings Bank of Siler City, Inc., SSB (the Savings Bank). This discussion focuses on material changes in the statement of financial condition from year end 1998 to first quarter of fiscal year 1999. In addition, a comparison of first quarter 1999 operations is made to operations for the same period in 1998.

         Operating Results for the Three Months Ended December  31, 1998 and
         1997
         -----------------------------------------------------------------------

         The Savings Bank's net loss for the three month period ended December 31, 1998 was $(10,130) compared to net income of $66,354 for the same period in 1997, a decrease of 115%. Earnings per common share were $(.01) for the three months ended December 31, 1998, compared to $.07 per common share for the same period in 1997.

         Annualized returns on average assets and equity were (.07)% and (.41)% for the three months ended December 31, 1998 compared to .46% and 2.74%, respectively for the same period in 1997.

         Net interest income for the three months ended December 31, 1998 was $382,458, compared to $359,758 for the same period in 1997. The increase in net interest income was the result of an increase of $55,000 in interest income on securities and bank deposits, offset by a $17,000 decrease in interest income on loans coupled with a $19,000 increase in interest expense on deposits and slight decrease in interest expense on borrowings.

         There was a $10,000 provision for loan losses made during the first quarter of 1999. There was no provision for loan losses made during the first quarter of 1998. This increase in the provision was due to a slight deterioration in performance of the loan portfolio as reflected in the increase in loans past due 90 days or more.

         Noninterest expenses were $406,995 for the three months ended December 31, 1998, compared to $275,685 for the same period in 1997. This increase was due primarily to increases in compensation and employee benefits and expense incurred with the pending merger with Capital Bank.

         Financial Condition

         Total assets were $59,458,000 as of December 31, 1998, a decrease of $251,000 from September 30, 1998. Loans receivable decreased $1,259,000 and deposits decreased $305,000.

         The Savings Bank loan portfolio continues to perform well. Nonaccrual loans were $0 and $45,000 at December 31, 1998 and September 30, 1998, respectively. The loan loss reserves at December 31, 1998 were 1.1% of gross loans and 78.5% of nonperforming assets. The Savings Bank held no foreclosed real estate at either December 31, 1998 or September 30, 1998. A summary of certain information related to the loan loss reserves and nonperforming assets as of December 31, 1998 follows:

ITEM II - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

ANALYSIS OF RESERVE FOR LOAN LOSSES:

Beginning balance October 1, 1998                                                $ 308,725

Provision charged against income                                                    10,000

Deduct charge-offs:                                                                      -

Add recoveries:                                                                          -
                                                                           ----------------
Ending balance December 31, 1998                                                 $ 318,725
                                                                           ----------------
ANALYSIS OF NONPERFORMING ASSETS:

Nonaccrual loans                                                                   $     -

Loans contractually past due 90 days or more as to principal or  interest          406,000
                                                                           ----------------
Total                                                                            $ 406,000
                                                                           ----------------

         Total deposits were $48,740,000 at December 31, 1998 a decrease of $305,000 from September 30, 1998. The decrease from September 30, 1998 is due to a decrease in time deposits which were priced less competitively.

         Capital

         The adequacy of capital is reviewed regularly, in light of current plans and economic conditions, to ensure that sufficient capital is available for current and future needs, to minimize the Savings Bank's cost of capital and to assure compliance with regulatory requirements. The Savings Bank's capital ratios as of December 31, 1998 are as follows:

                                                          ACTUAL           REQUIRED
                                                          Percent           Percent
                                                      ----------------  ----------------
Tier 1 capital to risk weighted assets                     43.47%             4.00%
Tier 1 capital to average assets                           16.34              4.00
Total capital to risked weighted assets                    44.73              8.00
Total tangible capital to total tangible assets            16.55              5.00

ITEM II - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

         Year 2000

         Home Savings is nearing the completion of its Year 2000 assessment. This assessment included confirming with all significant vendors their state of preparedness, as well as evaluating the potential risks associated with its major customers. Management has received assurances from all vendors except Home Savings' public utility company that they will be compliant and Home Savings estimates that no material exposure exists relating to its customer base. However, these assurances are not legally enforceable. Management is actively seeking assurance from the public utility company that has yet to respond to any similar inquiries. Since Home Savings is almost exclusively a home mortgage lender and has no major commercial loan customers, Home Savings does not believe it is necessary to contact individual mortgagees in connection with the Year 2000 issue. Management believes that due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers, Home Savings is unable to fully determine at this time whether the consequences of Year 2000 failures will have a material impact on the results of its operations, liquidity or financial condition.

         Home Savings estimates total costs of becoming Year 2000 compliant to be $50,000. As of December 31, 1998 costs of approximately $40,000 have been incurred. This amount includes most of the equipment needed to be compliant, along with the related software, training and assessments from the service bureau. Management estimates that the remainder of the initial estimate will be used for final preparations for the Year 2000. All equipment was installed by December 31, 1998 and it is expected that testing will be completed by the end of the first calendar quarter in 1999.

         In the event of the worst case scenario, Home Savings has developed a contingency plan. This plan includes having a portable generator and the ability to operate without access to the service bureau. Management plans to gather sufficient information form the service bureau prior to January 1, 2000 to serve as the base for manual operations. Management believes manual operations are feasible for the limited amount of time given the size of the institution and the nature of their customers.

ITEM II - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


                            PART II-OTHER INFORMATION

         ITEM I LEGAL PROCEEDINGS

         There are no material pending legal proceedings involving the Company.

         ITEM II CHANGES IN SECURITIES

         There have been no changes in the rights of the holders of the common stock of the Company.

         ITEM III DEFAULTS UPON SENIOR SECURITIES

         Not applicable.

         ITEM IV SUBMISSION OF MATTER TO A VOTE OF SECURITY HOLDERS

         Not applicable

         ITEM V OTHER INFORMATION

         Recent Event

         As fully described in the Annual Report for 1998, the Savings Bank entered into an Agreement and Plan of Reorganization and Merger with Capital Bank Corporation, and its wholly-owned subsidiary, Capital Bank (the "Agreement"). Management expects the merger to be completed during the first quarter of calendar year 1999.

         The Savings Bank has directly incurred expenses for professional, advisory and related fees associated with the Agreement of approximately $26,000, which were recognized during the quarter ended December 31, 1998.

         ITEM VI EXHIBITS AND REPORTS ON FORM 8-K

         The bank filed a Form 8-K for the month of October, 1998 regarding the Agreement and Plan of Reorganization and Merger with Capital Bank Corporation.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



2/1/99                                                 /s/ Edwin E. Bridges
------                                                 --------------------
Date                                                       Edwin E. Bridges
                                                           President